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                                                                    EXHIBIT 99.1

[ENCORE WIRE CORPORATION LOGO]


ENCORE WIRE CORPORATION    PRESS RELEASE                    APRIL 28, 2005
1410 MILLWOOD ROAD
MCKINNEY, TEXAS 75069                             CONTACT:  FRANK J. BILBAN
972-562-9473                                                VICE PRESIDENT & CFO
                           FOR IMMEDIATE RELEASE

                   ENCORE WIRE ANNOUNCES FIRST QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ/NMS: WIRE) today reported financial results for the quarter ended March 31, 2005.

Net sales for the first quarter of 2005 were $137.2 million compared to $158.9 million during the first quarter of 2004. The $158.9 million in net sales in the first quarter of 2004 is the quarterly record for Encore. Net income for the first quarter of 2005 was $1.0 million versus $13.3 million in the first quarter of 2004. Fully diluted net income per common share was $0.04 in the first quarter of 2005 compared to $0.56 per share in the first quarter of 2004. Results for the first quarter of 2005 include an adjustment to reduce deferred tax liabilities by approximately $0.8 million, which was finalized by the Company in its tax provision review. This adjustment increased net income for the quarter ended March 31, 2005 by $0.8 million or $0.03 per share. Sales prices for wire rose 3% in the first quarter of 2005 versus the first quarter of 2004, but did not keep pace with the cost of raw copper, which increased 23% in the year over year comparison, dramatically compressing gross margins. Unit volume declined 16% in the first quarter of 2005 versus the strong first quarter of 2004.

Commenting on the quarter ended March 31, 2005, Vincent A. Rego, Company Chairman and CEO remarked, "The building wire industry and Encore Wire experienced a difficult quarter to begin 2005. The comparisons to the record first quarter of 2004 must be looked at in the context of current conditions. The U.S. economy appears to have hit what Wall Street and the Federal Reserve are calling a "soft patch" in the first quarter. The majority of the U.S. also experienced extremely wet weather during the first quarter, delaying many construction projects. More importantly for us, there has been a great deal of pricing volatility in the wire markets. Our competitors demonstrated a proclivity for cutting prices to obtain orders in this soft period. It is unusual to see this type of action in the marketplace in the face of strong copper prices, which have historically translated into strong margins in our industry. In all my years in this industry, I cannot recall ever seeing such low margins in an environment of such strong copper costs. Nevertheless, we believe that the order shortfall and price volatility are temporary conditions. Our plants continue to operate at efficient operating cost levels as we continue to maintain and enhance stringent cost controls. Our debt rose $16.2 million in the quarter, driven by a working capital increase of $17.3 million and capital expenditures of $2.6 million. We will continue to ensure our balance sheet remains strong. We continue to take a long-term focus as evidenced by the recent announcement of our expansion into the armored cable market. This natural extension of our product line has significant long-term potential to grow the sales and earnings of Encore Wire. We thank our shareholders for their continued support."

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements


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about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

                             ENCORE WIRE CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                               QUARTER ENDED MARCH 31,
                                             205                    2004
                                      ------------------     -------------------
Net Sales                             $ 137,193   100.0%     $ 158,942    100.0%
Cost of Sales                           126,446    92.2%       126,021     79.3%
                                      ---------   ------     ---------    ------

Gross Profit                             10,747     7.8%        32,921     20.7%

Selling, General and
  Administrative Expenses                 9,587     7.0%        11,218      7.1%
                                      ---------   ------     ---------    ------

Operating Income                          1,160     0.8%        21,703     13.7%

Net Interest & Other Expense                832     0.6%          633       0.4%
                                      ---------   ------     ---------    ------

Income before Income Taxes                  328     0.2%       21,070      13.3%

Income Taxes                               (709)   -0.5%        7,805       4.9%
                                      ---------   ------     ---------    ------

Net Income                            $   1,037     0.8%     $ 13,265       8.3%
                                      =========   ======     =========    ======

Basic Earnings Per Share              $    0.04              $   0.58
                                      =========              ========

Diluted Earnings Per Share            $    0.04              $   0.56
                                      =========              ========

Weighted Average Number of
  Common and Common
  Equivalent Shares Outstanding:
    -Basic
                                         23,106                22,812
                                      =========              ========

    -Diluted
                                         23,427                23,517
                                      =========              ========


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                             ENCORE WIRE CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                               MARCH 31,     DECEMBER 31,
                                                 2005            2004
                                               ---------     ------------
ASSETS

Current Assets
  Cash                                         $   2,289      $   2,640
  Receivables, net                               103,889        108,752
  Inventories                                     48,014         39,111
  Prepaid Expenses and Other                      19,017         11,661
                                               ---------      ---------
Total Current Assets                             173,209        162,164

Property, Plant and Equipment, net                87,866         88,679

Other Assets                                         123            672
                                               ---------      ---------

Total Assets                                   $ 261,198      $ 251,515
                                               =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts Payable                             $  14,781      $  15,090
  Accrued Liabilities and Other                    8,406         14,392
                                               ---------      ---------
Total Current Liabilities                         23,187         29,482

Long Term Liabilities
  Note Payable                                    66,000         49,836
  Non-Current Deferred Income Taxes               11,412         12,653
                                               ---------      ---------
Total Long Term Liabilities                       77,412         62,489

Total Liabilities                                100,599         91,971

Stockholders' Equity
  Common Stock                                       259            259
  Additional Paid in Capital                      38,038         38,020
  Treasury Stock                                 (15,275)       (15,275)
  Retained Earnings                              137,577        136,540
                                               ---------      ---------
Total Stockholders' Equity                       160,599        159,544
                                               ---------      ---------
Total Liabilities and Stockholders' Equity     $ 261,198      $ 251,515
                                               =========      =========